EXHIBIT 4.12

AMENDMENT No. 1
To
MDWERKS, INC.
FIRST AMENDED AND RESTATED SENIOR SECURED
CONVERTIBLE NOTE

This AMENDMENT No. 1 to the MDwerks, Inc. First Amended and Restated Senior Secured Convertible Note, dated September 28, 2007 (this “Amendment”) is dated as of March 1, 2008, by and between MDWERKS, INC., a Delaware corporation (the “Company”), and GOTTBETTER CAPITAL MASTER, LTD. (IN LIQUIDATION), a Cayman Islands company (the “Consenting Holder”).

WITNESSETH

WHEREAS, pursuant to a Securities Purchase Agreement, dated as of November 9, 2006 (as amended, the “Securities Purchase Agreement”), the Consenting Holder purchased a Senior Secured Convertible Note in the original principal amount of $2,500,000 (the “Original Note”);

WHEREAS, on September 28, 2007 the Company issued to the Consenting Holder the First Amended and Restated Senior Secured Convertible Note (as amended, or as amended and restated, from time to time, the “Note”) and the Original Note was cancelled;

WHEREAS, the Company and the Consenting Holder wish to extend the maturity date of the Note from November 9, 2009 to January 1, 2011 and to amend the Installment Schedule attached to the Note as Schedule I;

WHEREAS, defined terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Note;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto hereby agree as follows:

1. Section 1 of the Note is hereby deleted and is replaced in its entirety with the following:

“ 1. PAYMENTS OF PRINCIPAL; MATURITY. On each Installment Date commencing March 1, 2008, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in cash by wire transfer of immediately available funds. Installment Dates and Installment Amounts are as set forth on the Installment Schedule. The “Maturity Date” shall be January 1, 2011, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing and (ii) through the date that is ten (10) days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.”

2. The Installment Schedule attached to the Note as Schedule I is hereby deleted and replaced in its entirety with the Installment Schedule dated as of the date hereof and attached to this Amendment as Exhibit A.

3. Notwithstanding anything to the contrary contained herein, if the Company does not obtain additional funding in the amount of at least five million dollars ($5,000,000) on or before March 31, 2008, this Amendment shall be void and of no force and effect; provided, however, that the Consenting Party shall be deemed to have granted its consent to extend the February 1, 2008 and the March 1, 2008 Installment Dates set forth in the Original Note, until April 1, 2008.

4. The Company hereby confirms that upon the closing of a financing to be provided by Vicis Capital Master Fund, or one of its affiliates, in the amount of not less than five million dollars ($5,000,000), the Company shall issue to the Consenting Party a warrant to purchase two million (2,000,000) shares of common stock of the Company at an exercise price equal to the lowest exercise or conversion price of any warrants, options or convertible securities issued to Vicis Capital Master fund in connection with such financing.

5. This Amendment shall be construed and enforced in accordance with the laws of the State of New York.

6. This Amendment may be executed in two or more counterparts, all of which shall together constitute a single agreement. A facsimile of an executed counterpart signature page shall be deemed to constitute an original executed counterpart signature page.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, Consent and Waiver as of the day and year first above written.

MDWERKS, INC.

By:	/s/ Howard B. Katz
Name: Howard B. Katz
Title: Chief Executive Officer

GOTTBETTER CAPITAL MASTER, LTD. (IN LIQUIDATION)

By:	/s/ Stuart Sybersma
Name: Stuart Sybersma
Title: Liquidator

EXHIBIT A

SCHEDULE I

INSTALLMENT SCHEDULE
AS OF MARCH 1, 2008

Issue Date			11/9/2006
Face Amount			$2,500,000
Interest Rate			8.0%
Term (months)			49
Principal (months)			35

Period	Installment Date	Beginning Principal	Accrued Interest	Interest Due	Installment Payment	Ending Principal
0	12/1/2006	2,500,000.00	11,666.67	11,666.67	0.00	2,500,000.00
1	1/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
2	2/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
3	3/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
4	4/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
5	5/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
6	6/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
7	7/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
8	8/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
9	9/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
10	10/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
11	11/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
12	12/1/2007	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
13	1/1/2008	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
14	2/1/2008	2,500,000.00	16,666.67	16,666.67	0.00	2,500,000.00
15	3/1/2008	2,500,000.00	16,666.67	16,666.67	138,888.89	2,361,111.11
16	4/1/2008	2,361,111.11	15,740.74	15,740.74	69,444.44	2,291,666.67
17	5/1/2008	2,291,666.67	15,277.78	15,277.78	69,444.44	2,222,222.22
18	6/1/2008	2,222,222.22	14,814.81	14,814.81	69,444.44	2,152,777.78
19	7/1/2008	2,152,777.78	14,351.85	14,351.85	69,444.44	2,083,333.33
20	8/1/2008	2,083,333.33	13,888.89	13,888.89	69,444.44	2,013,888.89
21	9/1/2008	2,013,888.89	13,425.93	13,425.93	69,444.44	1,944,444.44
22	10/1/2008	1,944,444.44	12,962.96	12,962.96	69,444.44	1,875,000.00
23	11/1/2008	1,875,000.00	12,500.00	12,500.00	69,444.44	1,805,555.56
24	12/1/2008	1,805,555.56	12,037.04	12,037.04	69,444.44	1,736,111.11
25	1/1/2009	1,736,111.11	11,574.07	11,574.07	69,444.44	1,666,666.67
26	2/1/2009	1,666,666.67	11,111.11	11,111.11	69,444.44	1,597,222.22

Period	Installment Date	Beginning Principal	Accrued Interest	Interest Due	Installment Payment	Ending Principal
27	3/1/2009	1,597,222.22	10,648.15	10,648.15	69,444.44	1,527,777.78
28	4/1/2009	1,527,777.78	10,185.19	10,185.19	69,444.44	1,458,333.33
29	5/1/2009	1,458,333.33	9,722.22	9,722.22	69,444.44	1,388,888.89
30	6/1/2009	1,388,888.89	9,259.26	9,259.26	69,444.44	1,319,444.44
31	7/1/2009	1,319,444.44	8,796.30	8,796.30	69,444.44	1,250,000.00
32	8/1/2009	1,250,000.00	8,333.33	8,333.33	69,444.44	1,180,555.56
33	9/1/2009	1,180,555.56	7,870.37	7,870.37	69,444.44	1,111,111.11
34	10/1/2009	1,111,111.11	7,407.41	7,407.41	69,444.44	1,041,666.67
35	11/1/2009	1,041,666.67	6,944.44	6,944.44	69,444.44	972,222.22
36	12/1/2009	972,222.22	6,481.48	6,481.48	69,444.44	902,777.78
37	1/1/2010	902,777.78	6,018.52	6,018.52	69,444.44	833,333.33
38	2/1/2010	833,333.33	5,555.56	5,555.56	69,444.44	763,888.89
39	3/1/2010	763,888.89	5,092.59	5,092.59	69,444.44	694,444.44
40	4/1/2010	694,444.44	4,629.63	4,629.63	69,444.44	625,000.00
41	5/1/2010	625,000.00	4,166.67	4,166.67	69,444.44	555,555.56
42	6/1/2010	555,555.56	3,703.70	3,703.70	69,444.44	486,111.11
43	7/1/2010	486,111.11	3,240.74	3,240.74	69,444.44	416,666.67
44	8/1/2010	416,666.67	2,777.78	2,777.78	69,444.44	347,222.22
45	9/1/2010	347,222.22	2,314.81	2,314.81	69,444.44	277,777.78
46	10/1/2010	277,777.78	1,851.85	1,851.85	69,444.44	208,333.33
47	11/1/2010	208,333.33	1,388.89	1,388.89	69,444.44	138,888.89
48	12/1/2010	138,888.89	925.93	925.93	69,444.44	69,444.44
49	1/1/2011	69,444.44	462.96	462.96	69,444.44	0.00